AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT


     This AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 31, 1997, is between and among HARBERT EQUITY FUND I, L.L.C., a Georgia limited liability company with offices at One Riverchase Parkway South, Birmingham, Alabama 35244 (the "Purchaser"), and CROWN NORTHCORP, INC. a Delaware corporation with offices at 1251 Dublin Road, Columbus, Ohio 43215 (the "Seller"), and with respect to Section 5 hereof, RONALD E. ROARK, an individual with an office at 1251 Dublin Road, Columbus, Ohio 43215 ("Roark"), and TUCKER HOLDING COMPANY, LTD., an Ohio limited liability company with an office at 1251 Dublin Road, Columbus, Ohio 43215 ("Tucker").

                             WITNESSETH:

     WHEREAS, the Purchaser and the Seller entered into that certain Stock Purchase Agreement, dated as of March 7, 1997, between and among the Purchaser and the Seller, as amended on October 2, 1997 (together with the schedules and exhibits thereto, the "Original Agreement"), pursuant to which, among other things, the Purchaser
(A) has purchased certain shares of the common stock, par value $0.01 per share, of the Seller ("Seller Common Stock"), and (B) is obligated to purchase additional shares of the Seller Common Stock upon the occurrence of certain events relating, among other things, to the proposed consummation by the Seller of certain acquisitions and the creation of a fund satisfying certain criteria; and

     WHEREAS, the Purchaser desires to exercise its options to purchase securities issued by the Seller pursuant to Sections 2.5 and 3.5 of the Original Agreement, as amended hereby; and

     WHEREAS, the Seller desires the Purchaser to purchase securities issued by the Seller pursuant to Sections 2.5 and 3.5 of the Original Agreement, as amended hereby:

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy, sufficiency, and receipt of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. CERTAIN DEFINED TERMS. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Original Agreement.

     SECTION 2. EXERCISE BY THE PURCHASER OF THE OPTION. Subject to the conditions precedent set forth in Section 3 hereof, the Purchaser hereby exercises the Second Closing Option and the Third Closing Option (collectively, the "Option").

     SECTION 3. AMENDMENT OF ORIGINAL AGREEMENT. Notwithstanding anything to the contrary in the Original Agreement:

     (i) the terms "Second Closing Option Shares" and "Third Closing Shares," wherever used in the Original Agreement, shall be deemed to refer to one share of the Series AA Preferred Stock, par value $.01 per share, of the Seller (the "Transferred Stock" or the "Series AA Preferred Stock"), which Series AA Preferred Stock shall be issued under a Certificate of Designation relating thereto which contains the terms and conditions set forth in Exhibit A hereto and shall otherwise be in form and substance reasonable acceptable to the Purchaser;

     (ii) the closing of the Option (the "Option Closing") shall take place at 11:00 a.m. on _____________, 1998 at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, N.E., Atlanta, Georgia 30309, and the terms "Second Closing" and "Third Closing," wherever used in the Original Agreement, shall be deemed to refer to the Option Closing;

     (iii) at the Option Closing, the Seller shall issue to the Purchaser a certificate registered in the name of the purchaser for the Transferred Stock;

     (iv) as consideration for the Transferred Stock, the Purchaser shall deliver to the Seller $3,647,185.44 (the "Purchase Price") by certified check, or by wire transfer of immediately available funds to an account previously designated in writing by the Seller;

     (v) the respective obligations of the Seller and the Purchaser to consummate the purchase and sale of the Transferred Stock at the Option Closing shall be subject to the prior satisfaction (or waiver) of the conditions set forth in Section 2.3, 2.4, 3.3, 3.4, and 4.2 of the Original Agreement, except that the conditions precedent set forth in Section 2.3 (a) and Section 3.3(a) need not be satisfied by the Seller;

     (vi) for purposes of the Option Closing, the term "First
Closing Shares," wherever used in Section 4.1 of the Original
Agreement, shall be deemed to refer to the Transferred Stock; and

     (vii) the obligation of the Purchaser to consummate the purchase and sale of the Transferred Stock at the Option Closing shall also be subject to the prior satisfaction of the following conditions precedent:


          (A) Seller's independent auditors shall have agreed to concur with management's accounting for the transactions set forth in this Amendment No. 2 as creating "subscription receivable" and "preferred stock not mandatorily redeemable" on the asset and equity accounts, respectively, of the Consolidated Balance Sheet of the Seller dated as of December 31, 1997, in the amount of the Purchase Price;

          (B) the opinion of Powell, Goldstein, Frazer & Murphy LLP ("PGFM") referred to in Sections 2.3(c) and 3.3(c) of the Original Agreement shall include, in addition to the matters set forth in Exhibit B to the Original Agreement, the favorable opinion of such counsel, in form and substance reasonably acceptable to the Purchaser, that, upon completion of the Option Closing, (I) the Transferred Stock has been duly authorized and validly issued and is fully paid and non-assessable, and (ii) in reliance without independent investigation upon a certificate of the Secretary of the Seller identifying all pertinent agreements, instruments, and other documents, and based upon PGFM's review of such agreement, instruments, and other documents, (x) the Transferred Stock was not issued in conflict with the rights of any other stockholder of the Seller or in violation of any agreement by which the Seller is bound, and (y) the Purchaser has good title to the Transferred Stock, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts other than as set forth in the Operative Documents; and

          (C) resolution substantially in the form attached hereto as Exhibit B shall have been approved and adopted by the Board of Directors of the Seller.

     The occurrence of the Option Closing shall irrevocably extinguish the Seller's rights and obligations to issue addition securities to the Purchaser pursuant to Sections 2.1, 2.5, 3.1, and
3.5 of the Original Agreement, and the Purchaser's rights and obligations to purchase additional securities of the Seller pursuant to Sections 2.1, 2.5, 3.1, and 3.5 of the Original Agreement.

     SECTION 4. AMENDMENT OF THE REGISTRATION RIGHTS AGREEMENTS. The definition of the term "Shares" set forth in Section 1 of that certain Registration Rights Agreement, dated as of March 7, 1997, between the Purchaser and the Seller, is hereby amended to include (in addition to the Seller Common Stock already included in that definition) any and all Seller Common Stock received by the Purchaser in connection with the conversion of the Transferred Stock, and the parties agree to execute such additional documents effecting such amendment as the Purchaser may reasonably request.


     SECTION 5. AMENDMENT OF THE VOTING AGREEMENT. Each of Roark, Tucker, and the Purchaser agree that that certain Voting Agreement, dated as of March 7, 1997, among Roark, Tucker, and the Purchaser, is hereby amended to add a requirement that the Tucker Parties (as defined therein) vote all shares of Voting Securities (as defined therein) beneficially owned by them, and cause the Roark Affiliates (as defined therein) to vote all shares of Voting Securities beneficially owned by them, for the election as a director of the Company of such individuals as the Purchaser may be entitled to designate in accordance with the terms of the Transferred Stock described in Section H of Exhibit A hereto, in the same manner as such parties are presently obligated to vote for nominees of the Purchaser pursuant to Sections 1(a), (b), (c) and (d) of such Voting Agreement, and Roark, Tucker, and the Purchaser agree to execute such additional documents effecting such amendment as the Purchaser may reasonably request.

     SECTION 6. SECTION 16(b). The Seller agrees not to approve or enter into any agreement providing for any transaction (other than the transactions to be consummated at the Option Closing) that would make it reasonably likely that, in the opinion of the Purchaser based on the advice of its or the Seller's counsel, the acquisition of the Transferred Stock at the Option Closing would be matchable with any sale by the Purchaser of securities of the Seller in any such transaction so that the Purchaser would have any liability under Section 16(b) of the Securities Exchange Act of 1934.

     SECTION 7. ESTOPPEL. Each of the parties hereto irrevocably agrees, and hereby represents and warrants to the other party hereto, that the Original Agreement as amended hereby, remains its legal, valid, and binding obligation, enforceable against them in accordance with its respective terms (subject to Section 3 of Amendment No. 1 to Stock Purchase Agreement, dated as of October 2, 1997, between and among Purchaser and Seller and subject to Section 11 hereof).

     SECTION 8. FURTHER ACTIONS. At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

     SECTION 9. MODIFICATION. This Agreement may only be modified by a written instrument executed by each party.

     SECTION 10. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (in which case it shall be deemed to be given five days after mailing) or by Federal Express, Express Mail, or similar overnight delivery or courier service (in which case it will be deemed to be given upon


actual receipt by the recipient) or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10):

          If to the Purchaser:

               Harbert Equity Fund I, L.L.C.
               One Riverchase Parkway South
               Birmingham, Alabama 35244
               Attn:  Mr. Michael Luce
               Fax:   205-987-5505

          With a copy to:

               Kilpatrick Stockton LLP
               1100 Peachtree Street, N.E.
               Atlanta, Georgia 30309-4530
               Attn:  Joel B. Piassick, Esq.
               Fax:   404-815-6555

          If to the Seller, Roark, or Tucker:

               c/o Crown NorthCorp, Inc.
               1251 Dublin Road
               Columbus, Ohio 43215
               Attn:  Mr. Ronald R. Roark
                      Mr. Harold E. Cooke
                      Stephen W. Brown, Esq.
               Fax:   614-488-9780

          With a copy to:

               Powell, Goldstein, Frazer & Murphy LLP
               101 Peachtree Street, N.E.
               Atlanta, Georgia 30303
               Attn:  Jonathan R. Shils, Esq.
               Fax:   404-572-6999

     SECTION 11. EFFECT. Notwithstanding anything to the contrary herein or in the Original Agreement, if the transactions contemplated hereby are not consummated on or before January 15, 1998 or are earlier terminated, than this Amendment No. 2 shall be null and void AB INITIO and shall be of no effect whatsoever.


     SECTION 12. WAIVER. Any waiver by any party of a breach of any terms of this Agreement shall not operate or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     SECTION 13. BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of the Seller, the Purchaser, and their respective successors and assigns.

     SECTION 14. NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights by any person not a party to this Agreement except as contemplated by the Original Agreement, as amended hereby.

     SECTION 15. SEPARABILITY. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     SECTION 16. HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     SECTION 17. COUNTERPARTS; GOVERNING LAW. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws. Except as contemplated by Section 9.5(a) of the Original Agreement, as amended hereby, any action, suit, or proceeding arising out of, based upon, or in connection with this Agreement or the transactions contemplated hereby may be brought only in a United States District Court located in the State of Georgia and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.


     SECTION 18. ASSIGNMENTS. This Agreement may be assigned by operation of law without the consent of any party hereto. This Agreement may not otherwise be assigned by any party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably delayed or withheld.




                              EXHIBIT A
                    THE SERIES AA PREFERRED STOCK

A. The Series AA Preferred Stock will have a par value of $.01 per share.

B.   There will be one share of authorized Series AA Preferred
     Stock.

C. The Series AA Preferred Stock will be issued on a parity with (but not superior to) the Seller's outstanding Series B
     Preferred Stock and Series C Cumulative Preferred Stock with respect to dividends, liquidation, and redemption.

D. The Series AA Preferred Stock will have a non-cumulative dividend of five percent per annum.

E. The Series AA Preferred Stock will have a liquidation preference of $3,647,185.44 plus accrued but unpaid dividends.

F. The Series AA Preferred Stock will be convertible at the Purchaser's option at any time into 3,473,510 shares of the Seller's Common Stock, par value $.01 per share. The Series AA Preferred Stock will be convertible at the Seller's option into 3,473,510 shares of the Seller's Common Stock, par value $.01 per share, upon the occurrence of both of the Trigger Events (as hereinafter defined).

G. The Series AA Preferred Stock will be redeemable at the Seller's option at any time upon 30 days' prior written notice to the Purchaser for a redemption price equal to a 12% cumulative dividend on the sum of $3,647,185.44 from the date that the Series AA Preferred Stock is issued until the day that it is so redeemed. The Purchaser will have the right to convert the Series AA Preferred Stock during such 30-day notice period in accordance with the preceding Section F.

H. If the Series AA Preferred Stock is still outstanding on June 30, 1998 and, on that date, both of the Trigger Events (as hereinafter defined) have not occurred, then the Purchaser shall have the right to designate such number of individuals to serve as Directors of the Seller as shall constitute a majority of the Seller's Board of Directors until such time as both of the Trigger Events have occurred, it being understood and agreed that to accomplish the foregoing the Seller may choose to expand its Board of Directors and to appoint individuals designated by the Purchaser to fill resulting vacancies in lieu of the resignation of existing Directors of the Seller and it being further understood and agreed that the Purchaser will not designate for such service any individual who does not satisfy the requirements set forth in Section 6.2 (a) and (b) of the Original Agreement. As used herein, the term "Trigger Events"


     mean (a) the consummation of the initial public offering of the Crown Hybrid Mortgage REIT or the completion of another fund opportunity as contemplated by Section 3.3(a) of the Original Agreement, and (b) the Seller's average commercial loan original volume for the then preceding three months equals at least $16.7 million per month.


              AN ACTION BY THE UNANIMOUS CONSENT OF THE

             BOARD OF DIRECTORS OF CROWN NORTHCORP, INC.

                          DECEMBER 30, 1997

The undersigned, being all of the members of the Board of Directors of Crown NorthCorp, Inc. (the "Corporation") hereby adopt the following resolutions and agree that the following resolutions shall have the same force and effect as if adopted at a meeting of the Board of Directors, duly called and held in accordance with the Bylaws of the Corporation.

     WHEREAS, Harbert Equity Fund I, L.L.C. ("HEF") and the
     Corporation are parties to a certain Stock Purchase Agreement dated as of March 7, 1997 (the "SPA"); and

     WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the SPA; and

     WHEREAS, HEF is interested in amending the SPA to exercise its Option upon certain terms and conditions set forth in Amendment No. 2 to the SPA; and

     WHEREAS, this Board has determined that it is in the best interests of the Corporation to enter into Amendment No. 2 to the SPA;

     NOW THEREFORE BE IT RESOLVED, that the form of Amendment No. 2 to the SPA and other Operative Documents to be executed and delivered by the Corporation on the Option Closing Date, in the forms presented to this meeting and with such changes therein as the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Secretary of the Corporation (collectively, the "Authorized Officers") may determine to be necessary or advisable in their sole discretion (the exercise of such discretion being conclusively evidenced by the execution and delivery by the Corporation of such Operative Documents as hereinafter provided) be, and they hereby are, and each of them hereby is, authorized, approved and ratified in all respects.

     FURTHER RESOLVED, that the Series AA Convertible Preferred
     Stock, par value $.01 per share, as described on Exhibit A to Amendment No. 2 to the SPA be and is hereby authorized.

     FURTHER RESOLVED, that the Chairman and the Secretary of the Corporation be and are hereby authorized to take any and all actions necessary and appropriate to file a Certificate of

     Designation with respect to the Series AA Convertible Preferred Stock with the Secretary of the State of Delaware and to issue the stock described therein to HEF.

     FURTHER RESOLVED, that, subject to the execution and delivery of Amendment No. 2 to the SPA and upon the issuance, delivery and payment for the Series AA Convertible Preferred Stock, the Series AA Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

     FURTHER RESOLVED, that the price to be paid for the Option shall be as set forth in Amendment No. 2 to the SPA in the form executed and delivered by the Corporation.

     FURTHER RESOLVED, that the proceeds received by the Corporation pursuant to Amendment No. 2 to the SPA shall be set aside and utilized by the Corporation, at the direction of the Board, pursuant to specific appropriations only for the following purposes: to expand the Corporation's commercial mortgage loan origination capabilities the addition of personnel, the acquisition of mortgage banking firms or other means; to complete a real estate investment trust or other fund opportunity; and to fund operations.

     FURTHER RESOLVED, that the appropriate officers of the Corporation be and are hereby authorized to execute and deliver on behalf of the Corporation such other documents as may be necessary to effect the purposes and intents of the foregoing resolutions.

Each of the undersigned has executed this Unanimous Consent as of the day and year set forth above.


-----------------------------          ---------------------------
Ronald E. Roark                        John Everets



                                             abstain
-----------------------------          ---------------------------
Gordon V. Smith                        Raymond A. Harbert



          abstain
-----------------------------
Michael D. Luce


                                  11